[Texas Pacific Group Logo]

July 1, 2010

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

This letter confirms that Ronald Cami and John E. Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

Very truly yours,

/s/ Jeffrey Liaw
Jeffrey Liaw

  301 Commerce Street - Suite 3300, Fort Worth, TX 76102
817-871-4000 T ~ 817-871-4088 F